Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE, TRANSFER OR OTHER DISPOSITION OF THIS WARRANT OR SAID SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED IF SUCH SALE IS PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.

WARRANT

TO PURCHASE

SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

THIS CERTIFIES THAT, for good and valuable consideration received from TriplePoint Capital LLC (“Warrantholder”), Warrantholder is entitled to subscribe for and purchase 24,291 shares (as adjusted pursuant to provisions hereof, the “Shares”) of the fully paid and non-assessable Series B Convertible Preferred Stock of Brightcove Inc., a Delaware corporation with its principal place of business at One Cambridge Center, Cambridge, MA 02142 (the “Company”), at an exercise price per share of $2.47 (such price and such other price as shall result, from time to time, from adjustments specified herein, is hereafter referred to as the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Preferred Stock” or “Shares” shall mean the Company’s presently authorized Series B Convertible Preferred Stock, and any stock into or for which such Series B Convertible Preferred Stock may hereafter be converted or exchanged pursuant to the Certificate of Incorporation of the Company as from time to time amended as provided by law and in such Certificate. As used herein, term “Grant Date” shall mean [August 31,] 2006. The Company acknowledges that the cash consideration paid by Warrantholder for this Warrant is $10.00 for income tax purposes, that such amount has been duly received by the Company, and that this Warrant is issued in connection with that certain financial accommodation entered into by and between Company as the obligor and Warrantholder as the obligee thereunder (the “Financing Arrangement”).

In the event that all preferred stock is mandated to be converted into Common Stock, this Warrant shall be exercisable solely for such Common Stock, and any reference throughout this Warrant to shares of Preferred Stock shall be deemed to refer to the shares of Common Stock into which the Preferred Stock may be converted in accordance with the conversion formula set forth in the Company’s Certificate of Incorporation, as amended from time to time.

1. Term. The purchase rights represented by this Warrant are exercisable, in whole or in part, at any time and from time to time, from and after the Grant Date and on or prior to the tenth anniversary of the Grant Date.

2. Method of Exercise; Net Issue Exercise.

2.1 Method of Exercise; Payment; Issuance of New Warrant. The purchase rights represented by this Warrant may be exercised by the Warrantholder, in whole or in part and from time to time, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and by the payment to the Company of an amount equal to the then applicable Exercise Price per share multiplied by the number of Shares then being purchased. The Warrantholder shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be promptly delivered to the holder hereof as soon as possible (and in any event within five business days of receipt of such notice) and, unless this Warrant has been fully exercised, a new warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible (and in any event within such five business day period).

2.2 Non-Cash Exercise.

(a) In lieu of payment in cash, the rights represented by this Warrant may also be exercised by a written notice of exercise in the form of Exhibit A attached hereto, providing for the non-cash exercise of this Warrant for the Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised), specifying that this non-cash exercise election has been made, and the net number of Shares to be issued after giving effect to such non-cash exercise. In the event the Warrantholder makes such election, Company shall issue to the holder a number of shares computed using the following formula:

X = Y(A-B)

                              A

Where:

X =	the number of Shares to be issued to the holder
Y =	the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (as of the date of such non-cash exercise)
A =	the Fair Market Value of one Share of Preferred Stock (as of the date of such non-cash exercise)
B =	Exercise Price of one Share of Preferred Stock (as adjusted to the date of such non-cash exercise)

(b) For purposes of this Section 2.2, the “Fair Market Value” of one share of the Company’s Preferred Stock shall be equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible as of the date of the exercise, multiplied by the “Fair Market Value” of a share of Common Stock (as determined pursuant to this Section 2.2). The Fair Market Value of one share of the Company’s Common Stock shall be equal to either (i) if the exercise of this Warrant occurs in connection with an initial public offering of the Company, then the Fair Market Value shall be equal to the “initial price to public” specified in the final prospectus with respect to the initial public offering, or (ii) if the exercise of this Warrant occurs after an initial public offering of the Company but not in connection therewith, then the Fair Market Value shall be equal to the average of the closing price(s) of the Company’s Common Stock as quoted over the counter or on any exchange on which the Common Stock is listed as such closing prices are published in The Wall Street Journal for the fifteen trading days (or such lesser number of trading days as the stock may have been actually trading) ending on the day prior to the date of determination of Fair Market Value. Notwithstanding the foregoing, if the Warrant is exercised in connection with a merger or sale of all or substantially all of the Company’s assets or stock, Fair Market Value shall mean the value that would have been allocable to or received in respect of a Warrant Share had the Warrant been exercised prior to such merger or sale. If the Common Stock is not traded Over-The-Counter or on an exchange, or if the Warrant is not exercised in connection with a merger or sale of all or substantially all of its assets, the Fair Market Value shall be determined in good faith by the Company’s board of directors. If the holder hereof does not agree with the determination of Fair Market Value as determined by the Company’s board of directors, the Company and the holder hereof shall negotiate an appropriate Fair Market Value. If after ten (10) days, the Company and the holder cannot agree, then the holder may request that the Fair Market Value be determined by an investment banker of national reputation selected by the Company and reasonably acceptable to the Warrantholder. The fees and expenses of such investment banker shall be borne by the Company unless the Fair Market Value determined by such investment banker is equal to or less than the Fair Market Value as determined by the Company, in which event the fees and expenses of such investment banker shall be borne by the holder hereof.

2.3 Exercise Into Common Stock. Upon any exercise of this Warrant, at the written election of the holder, this Warrant may be exercised into the number of shares of Common Stock into which the Shares issuable upon such exercise are then convertible.

2.4 Automatic Exercise. Immediately before the expiration or termination of this Warrant, to the extent this Warrant is not previously exercised, and if the Fair Market Value of one share of whichever is applicable of either (i) the Preferred Stock subject to this Warrant or (ii) the Company’s Common Stock issuable upon conversion of the Preferred Stock subject to this Warrant, is greater than the Exercise Price, then in effect as adjusted pursuant to this Warrant, then this Warrant shall be deemed automatically exercised pursuant to Section 2.2 above, even if not surrendered. For purposes of such automatic exercise, the Fair Market Value of the Company’s Common Stock upon such expiration shall be determined pursuant to Section 2.2 (b) above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees to promptly notify the Warrantholder of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

2.5 Exercise in Connection with an Initial Public Offering, Sale or Merger Notwithstanding any other provision hereof, if the exercise of all or any portion of this Warrant is made or to be made in connection with the occurrence of a public offering, sale or merger of the Company, the exercise of all or any portion of this Warrant shall, at the written election of the Warrantholder, be conditioned upon the consummation of the public offering, sale or merger of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction. In the event that the transaction is not consummated within 45 days of the targeted date of the transaction, any such exercise shall, at the election of the Warrantholder, be deemed rescinded.

3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant and Common Stock issuable upon conversion of such Shares will, upon issuance, be validly issued, fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Preferred Stock (and Common Stock issuable upon conversion of such shares of Preferred Stock) to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Shares. Without duplication of any such adjustment made pursuant to the terms of the Company’s Certificate of Incorporation, the number of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Reorganization, Change or Conversion. In case of any reclassification, reorganization, change or conversion of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), then in any of these events, the Company shall execute a replacement warrant (a “New Warrant”), in form and substance reasonably satisfactory to the holder of this Warrant, upon the exercise of which (and at a total purchase price under the New Warrant not to exceed that payable upon the exercise in full of this Warrant) the holder of the New Warrant shall receive, in lieu of each Share receivable upon the exercise of this Warrant, the same kind and amount of shares of stock, other securities, money and property receivable by a holder of one share of Preferred Stock upon such reclassification, reorganization, change or conversion. Such New Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this section (a) shall similarly apply to successive reclassifications, reorganizations, changes, or conversions.

(b) Merger or Sale. In case of any (i) consolidation or merger of the Company with or into another corporation or entity (other than a merger with another corporation or entity in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (ii) sale of all or substantially all of the assets or stock of the Company, then in either of such events, the Company, or such successor or purchasing corporation, as the case may be, shall execute a replacement warrant (a “New Warrant”), in form and substance reasonably satisfactory to the holder of this Warrant, upon the exercise of which (and at a total purchase price under the New Warrant not to exceed that payable upon the exercise in full of this Warrant) the holder of the New Warrant shall receive securities of the issuer of the New Warrant (shares of preferred or common stock or other applicable securities of such new issuer) with aggregate value equivalent to the value of the securities of the Company issuable upon exercise of this Warrant immediately prior to such merger or sale. Such New Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this section (b) shall similarly apply to successive mergers and sales.

(c) Subdivisions or Combination of Shares; Stock Dividends. In the event that the Company shall at any time subdivide the outstanding shares of Preferred Stock, or shall issue a stock dividend on its outstanding shares of Preferred Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or immediately prior to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Preferred Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(d) Issuance of Additional Shares In the event that the Company shall at any time make an issuance of “Additional Shares” for consideration (calculated after giving effect to the price at which any preferred shares may be converted to Common Stock) which is less than the Exercise Price per share, then the price at which the Shares may be converted into the Company’s Common Stock shall be subject to the same adjustment, if any, to the price at which the Company’s Preferred Stock may be converted into the Company’s Common Stock pursuant to the Company’s Certificate of Incorporation (as may be amended from time to time), and such adjustment shall be effective as to the Shares receivable upon the exercise of this Warrant regardless of whether or not such conversion price adjustment under such Certificate requires the actual issuance of the affected shares of Preferred Stock. “Additional Shares” shall be defined as the issuance of additional shares of any series of Preferred Stock or of Common Stock as set forth in the Company’s Certificate of Incorporation. For clarity, if no adjustment to the price at which the Company’s Preferred Stock may be converted into the Company’s Common Stock is made in accordance with the Company’s Certificate of Incorporation, then the price at which the Shares may be converted into the Company’s Common Stock shall not be adjusted.

(e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other organizational or shareholder rights documents of the Company, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(f) Notices of Record Date. In case at any time:

(i) the Company shall declare any dividend upon its Preferred Stock or Common Stock payable in cash or stock (other than a dividend on the Common Stock payable in shares of Common Stock) or make any other distribution to the holders of its Preferred Stock or its Common Stock;

(ii) the Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock of any class, or other rights;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company which affects the Preferred Stock or the Common Stock, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to another entity or entities; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give notice as provided in Section 11(e) hereunder as follows: (A) at least 10 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock or Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Preferred Stock or Common Stock shall be entitled to exchange their Preferred Stock or Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5. Notice of Adjustments. Whenever the Exercise Price shall be adjusted pursuant to the provisions hereof, the Company shall within ten (10) days of such adjustment deliver a certificate signed on behalf of the Company by its chief financial officer to the holder of this Warrant setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price after giving effect to such adjustment.

6. Fractional Shares. No fractional shares of Preferred Stock or Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

7. Compliance with Securities Act; Disposition of Warrant or Shares of Preferred Stock

(a) Compliance with Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, the shares of Preferred Stock to be issued upon exercise hereof and the Common Stock to be issued upon the conversion of such Preferred Stock, are being acquired for investment purposes only and that such holder will not offer, sell or otherwise dispose of this Warrant or any shares of Preferred Stock to be issued upon exercise hereof (or Common Stock to be issued upon the conversion of such Preferred Stock) except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) and as permitted by Section 7(b) below. This Warrant and all shares of Preferred Stock issued upon exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) shall, unless registered under the Act, be stamped or imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED IF SUCH SALE IS PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.

(b) Disposition of Warrant and Shares. With respect to any offer, sale or other transfer or disposition of this Warrant or any shares of Preferred Stock acquired pursuant to the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) prior to registration of such Shares, the holder hereof and each subsequent holder of this Warrant agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel (if reasonably requested by the Company and reasonably satisfactory to the Company) to the effect that (i) such offer, sale or other transfer or disposition may be effected without registration or qualification of this Warrant or such shares of Preferred Stock (or Common Stock to be issued upon the conversion of such Preferred Stock) under the Act as then in effect, and (ii) indicating whether or not under the Act this Warrant or the certificates representing such shares of Preferred Stock or Common Stock to be sold or otherwise transferred or disposed of require any restrictive legend thereon in order to ensure compliance with the Act; provided, however, that a written opinion of holder’s counsel shall not be required in connection with any sale pursuant to Rule 144. This Warrant or the certificates representing the shares of Preferred Stock or Common Stock thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to insure compliance with the Act, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to insure compliance with the Act. Upon any valid transfer of this Warrant or portion thereof, Company agrees to reissue the Warrant (or Warrants in the case of a partial transfer) and/or the Shares receivable upon the exercise hereof, and if the legend is not required, such re-issuance shall be without said legend. Nothing herein shall restrict the transfer of this Warrant (or any portion hereof) or the certificates representing the shares of Preferred Stock acquired pursuant to the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) by the initial holder hereof or any successor holder to any affiliate of such holder, including without limitation any partnership affiliated with such holder, any partner of any such partnership or any successor corporation to the holder hereof as a result of a merger or consolidation with or a sale of all or substantially all of the stock or assets of the holder. Any transfer described above must be made in compliance with all applicable federal and state securities laws and the IRA (as defined below). The Company may issue stop transfer instructions to its transfer agent in connection with the foregoing restrictions.

8. Warrantholder’s Representations

(a) The Warrantholder acknowledges that it has had access to all material information concerning the Company which it has requested. The Warrantholder also acknowledges that it has had the opportunity to, and has to its satisfaction, questioned the officers of the Company with respect to its investment hereunder. The Warrantholder represents that it understands that the Warrant and the Preferred Stock (and the shares of Common Stock issuable upon conversion of the Preferred Stock) are speculative investments, that it is aware of the Company’s business affairs and financial condition and that it has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Warrant. The Warrantholder is purchasing the Warrant and any Preferred Stock issued upon exercise thereof (and the shares of Common Stock issuable upon conversion of the Preferred Stock) for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof in violation of the Act or applicable state securities laws. The Warrantholder further represents that it understands that the Warrant and Preferred Stock have not been registered under the Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Warrantholder’s investment intent as expressed herein. The Warrantholder is an “accredited investor” as defined in Regulation D promulgated under the Act.

9. Company’s Representations

As a material inducement to the Warrantholder to purchase this Warrant, the Company hereby represents and warrants that:

(a) The Company shall have made all filings under applicable federal and state securities laws necessary to consummate the issuance of this Warrant in compliance with such laws, except for such filings as may be made properly after the Grant Date.

(b) If there are parties to any stock purchase agreements whose consent or approval is required prior to the execution and delivery of this Warrant, the Company and any such parties shall have entered into a consent, waiver or amendment to each such stock purchase agreement to provide for such consent and any required waivers, in such form and substance acceptable to the Warrantholder, and such consent, waiver or amendment shall be in full force and effect as of the date hereof.

(c) If there are parties to any investor’s rights agreements whose consent or approval is required prior to the execution and delivery of this Warrant, the Company and any such parties shall have entered into a consent, waiver or amendment to each such investor’s rights agreement providing for such consent and any required waivers, in such form and substance acceptable to Warrantholder, and such consent, waiver or amendment shall be in full force and effect as of the date hereof.

(d) The copies of any existing stock purchase agreements and investor’s rights agreements of the Company and the Company’s charter documents and bylaws which have been furnished to Warrantholder or the Warrantholder’s counsel reflect all amendments made thereto at any time prior to the date hereof and are correct and complete.

(e) As of the date hereof, the authorized capital stock of the Company shall be as stated on the Capitalization Schedule attached hereto as Exhibit B (the “Capitalization Schedule”) and made a part hereof. As of the date hereof, except for this Warrant and except as set forth on the attached Capitalization Schedule, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights, warrants or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Capitalization Schedule truthfully and accurately sets forth the following information with respect to all outstanding options and rights to acquire the Company’s capital stock: the aggregate number of shares covered, the exercise prices and the term of each option agreement. As of the date hereof, except as set forth on the Capitalization Schedule or the Company documents described in section (d) above, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. As of the date hereof, all of the outstanding shares of the Company’s capital stock shall be validly issued, fully paid and nonassessable.

(f) With respect to the issuance of this Warrant or the issuance of the Preferred Stock upon exercise of the Warrant (and the shares of Common Stock issuable upon conversion of such shares of Preferred Stock), there are no statutory or contractual stockholders preemptive rights or rights of refusal, except for any such rights contained in any stock purchase agreement and/or investor’s rights agreements which have been waived. The offer, sale and issuance of this Warrant does not require registration under the Act or any applicable state securities laws. To the best of the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for any stock purchase agreements, investor’s rights agreements or voting agreements identified on the attached Capitalization Schedule.

(g) The execution, delivery and performance of this Warrant has been duly authorized by the Company. This Warrant constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Warrant, the issuance of the Preferred Stock upon exercise of this Warrant (and the shares of Common Stock issuable upon conversion of such shares of Preferred Stock), and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of the Company or any subsidiary, or any law, statute, rule or regulation to which the Company or any subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any subsidiary is subject, except for any such filings required under applicable “blue sky” or state securities laws or required under Regulation D promulgated under the Act.

10. Company Financial Information.

Until such time as the Company shall have satisfied all of its obligations under the Financing Arrangement, Company shall deliver to Warrantholder such financial information as is required under the terms of the Financing Arrangement. From and after the date that the Company shall have satisfied all of its obligations under the Financing Arrangement, and notwithstanding any other agreement to the contrary between the parties hereto, the Company shall deliver to the Warrantholder (so long as the Warrantholder holds all or any portion of the Warrant or any Preferred Stock or any shares of Common Stock issuable upon conversion of such shares of Preferred Stock) no later than 150 days after each fiscal year end its annual financial statements.

11. Miscellaneous

(a) Rights as Shareholders. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Preferred Stock (or Common Stock to be issued upon the conversion of such Preferred Stock) or otherwise be entitled to any voting or other rights as a shareholder of the Company, until this Warrant shall have been exercised and the Shares purchasable upon the exercise shall have become deliverable, as provided herein.

(b) Issuance Tax. The issuance of certificates for shares of Preferred Stock upon exercise of this Warrant (or Common Stock to be issued upon the conversion of such shares of Preferred Stock) shall be made without charge to the holder hereof for any issuance tax in respect hereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of this Warrant.

(c) Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the holder of this Warrant.

(d) Attorneys’ Fees. In the event of an action, suit or proceeding brought under or in connection herewith, the prevailing party therein shall be entitled to recover from, and the other party hereto agrees to pay, the prevailing party’s costs and expenses in connection therewith, including reasonably attorneys’ fees.

(e) Notices. All notices, demands, elections or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission, (iii) the next business day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four business days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, elections and other communications shall be sent to the Warrantholder and to the Company at the respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(f) Binding Effect on Successors. This Warrant and the terms hereof shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Preferred Stock issuable upon the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) or any New Warrant (and the securities issuable thereunder) shall survive the exercise and termination of this Warrant (or any New Warrant) and all of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the holder hereof. All covenants and agreements contained herein by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(g) Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or any stock certificate issued upon exercise hereof or in replacement thereafter and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company and without requiring any bond, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a replacement Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

(h) Registration Agreement. The shares of Common Stock issuable upon conversion of the Shares shall have certain incidental or “piggyback” registration rights pursuant to, and on the terms and conditions set forth in, that certain Amended and Restated Investor Rights Agreement dated as of November 21, 2005 among the Company and the other parties named therein (the “IRA”). A copy of said IRA has been provided to the Warrantholder. Immediately following the execution of this Warrant, the Warrantholder shall execute, at the option of the Issuer, either a counterpart signature page to such IRA, or an amendment to the IRA, either of which document shall add the Warrantholder as a party thereto and give the Warrantholder the registration rights set forth in Section 2.2 of the IRA and bind the Warrantholder to all obligations under the IRA including, without limitation, those set forth in Sections 2.7 and 2.14 of the IRA, as and to the extent provided therein. Company and the Warrantholder hereby further agree that for the purposes of the IRA, the Shares issuable upon exercise of this Warrant are “Registrable Securities,” as that term is defined in the Investor Rights Agreement.

(i) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

(j) Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE.

SIGNATURE PAGE FOLLOWS:

In Witness Whereof, this Warrant to purchase Preferred Stock has been duly executed as of the Grant Date hereinabove set forth.

Issued By: Brightcove Inc.		Accepted By: TriplePoint Capital LLC

By:	/s/ Jeremy Allaire	By:	/s/ Sajal Srivastava
Title:	CEO	Title:	Chief Operating Officer

Address for Notices: One Cambridge Center Cambridge, MA 02142 Fax: 617-225-6934			Address for Notices: 2420 Sandhill Road, Suite 101 Menlo Park, CA 94025 Attention: Sajal Srivastava Fax: 650-854-2094

EXHIBIT A

Notice of Exercise

To:	Brightcove Inc. (“Company”)
One Cambridge Center
Cambridge, MA 02142
Attention: Chief Financial Officer

[1. The undersigned hereby elects to purchase                                               shares of Series B Convertible Preferred Stock of Company pursuant to the terms of the attached Warrants, and tenders herewith payment of the purchase price of such shares in full.]

[1. The undersigned hereby elects to purchase                                               shares of Series B Convertible Preferred Stock of Company pursuant to a non-cash exercise of the Warrant as provided in Section 2.2 of the Warrant.]

2. Check here if applicable:              The undersigned confirms that this exercise is made in connection with the occurrence of a public offering, sale or merger of the Company, and the undersigned further elects to condition this exercise of the Warrant upon the consummation of said public offering, sale or merger of the Company. This exercise shall not be deemed to be effective until the consummation of such transaction. In the event that transaction is not consummated within 45 days of the targeted date of the transaction, the undersigned will advise Company whether or not this exercise should be deemed rescinded.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

TriplePoint Capital LLC

2420 Sandhill Road, Suite 101

Menlo Park, CA 94025

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing such shares.

TriplePoint Capital LLC

By:
(Signature)
Its:

Date:

EXHIBIT B

CAPITALIZATION SCHEDULE TABLE

Brightcove Inc.

Classes of Capital Stock	Number of Shares Authorized	Number of Shares Issued And Outstanding	Number of Shares Reserved for Issuance Upon
			Exercise of Options, Warrants Other Rights Agreements	Conversion of Convertible Securities
Common Stock	20,000,000	3,158,331	4,232,466	12,902,967
Series A Preferred Stock	5,920,385	5,920,385	n/a	n/a
Series B Preferred Stock	7,000,000	6,921,854	60,728	n/a

Total Preferred Stock	12,920,385	12,842,239	60,728	n/a

Total Fully Diluted Outstanding Common Stock (on an as-converted basis and assuming exercise of all outstanding options): 18,946,528 shares

All options and shares of restricted stock granted or awarded pursuant to the Company’s 2004 Stock Option and Incentive Plan (the “Plan”) have been granted or awarded at a price of either $0.10 or $0.24 per share of Common Stock. All options granted under the Plan must be exercised within 10 years of the grant date thereof.

The following agreements are disclosed pursuant to Section 9(f) of the Warrant:

•	Series B Convertible Preferred Stock Purchase Agreement, dated as of November 21, 2005

•	Amended and Restated Investor Rights Agreement, dated as of November 21, 2005

•	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 21, 2005

•	Amended and Restated Voting Agreement, dated as of November 21, 2005

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